Exhibit 99.1

Maison Solutions Reports Third Quarter and Nine-Month 2025 Financial Results

MONTEREY PARK, Calif. / ACCESSWIRE / March 17, 2025 / Maison Solutions Inc. (NASDAQ: MSS) ("Maison Solutions" or the "Company"), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, today announced financial results for the third quarter and nine-months ended January 31, 2025.

Management Commentary

“The third quarter marked the first step in our mission to evolve beyond a traditional grocery chain into a solutions provider,” said John Xu, President, Chairman, and Chief Executive Officer of Maison Solutions. “In late January, we signed a consultancy agreement with four East Coast-based Good Fortune Supermarkets, a strategic move that is the genesis of our expansion into solutions-based operations. This agreement, which will generate $1.3 million in annual compensation, will support our ongoing M&A initiative – our primary growth strategy. We continue to explore and identify acquisition targets that align with our existing stores’ product offerings, customer base, and vision to ensure seamless integration across all our stores as a unified entity. The recent appointment of Jacob as our new COO strengthens our ability to execute this strategy, which we anticipate will enhance operational efficiency, improve margins, and drive profitability. Our Lee Lee stores have performed in line with our expectations, allowing us to deliver consistent sequential and year-over-year growth, as evidenced by another quarter of growth in both top- and bottom-line performance. Additionally, following the renovation of our El Monte store, we saw a slight increase in revenue for the quarter. This is an encouraging sign as we aim to continue this renovation initiative across all our California stores in the coming years. As we approach the end of our fiscal year, we remain confident in achieving our previously stated guidance and executing our growth strategies.”

Third Quarter 2025 Financial Results

Total net revenues for the third quarter increased 151.1% to $34.1 million compared to $13.6 million in the same period last fiscal year. The increase was primarily driven by the inclusion of revenues from the newly acquired subsidiary, Lee Lee International Supermarkets (“Lee Lee”) (acquired in April 2024) and increased sales of Maison El Monte.

Net revenues from perishable goods for the third quarter increased 140.7% to $17.4 million compared to $7.2 million in the same period last fiscal year. Net revenues from non-perishable goods for the third quarter increased 163.0% to $16.7 million compared to $6.4 million in the same period last fiscal year.

Total cost of revenues for the third quarter was $26.6 million compared to $10.4 million in the same period last fiscal year. The increase was primarily due to the inclusion of the newly acquired subsidiary, Lee Lee.

Gross profit for the third quarter was $7.5 million, while gross margin was 22.1%. Gross profit for the same period last fiscal year was $3.2 million, while gross margin was 23.4%. The increase in gross profit was primarily due to higher gross profit from the newly acquired subsidiary, Lee Lee. The decrease in gross margin was primarily due to decreased gross profit from Maison Monterey Park resulting from increased competition from newly opened Asian supermarkets in nearby area.

EBITDA for the third quarter increased 824.5% to $1.5 million compared to $(210,000) in the same period last fiscal year.

Net income attributable to Maison Solutions for the third quarter was approximately $1.0 million, compared to a net loss of approximately $(549,000) for the same period last fiscal year. The increase was primarily due to the aforementioned reason above around the increases in gross profit.

Nine Month 2025 Financial Results

Total net revenues for the first nine months of fiscal 2025 increased 130.6% to $94.8 million compared to $41.1 million in the same period last fiscal year. The increase was primarily driven by the inclusion of revenues from the newly acquired subsidiary, Lee Lee.

Net revenues from perishable goods for the first nine months of fiscal 2025 increased 116.8% to $48.6 million compared to $22.4 million in the same period last fiscal year. Net revenues from non-perishable goods for the first nine months of fiscal 2025 increased 147.2% to $46.2 million compared to $18.7 million in the same period last fiscal year.

Total cost of revenues for the first nine months of fiscal 2025 was $70.9 million compared to $31.7 million in the same period last fiscal year. The increase was primarily from the newly acquired subsidiary, Lee Lee.

Gross profit for the first nine months of fiscal 2025 was $24.0 million, while gross margin was 25.3%. Gross profit for the same period last fiscal year was $9.4 million, while gross margin was 22.9%. The increase was primarily due to higher gross profit from the newly acquired subsidiary, Lee Lee.

EBITDA for the first nine months of fiscal 2025 increased 1,126.8% to $4.0 million compared to $323,000 in the same period last fiscal year.

Net income attributable to Maison Solutions for the first nine months of fiscal 2025 was approximately $1.5 million, compared to a net loss of approximately $(562,000) for the same period last fiscal year. The increase was primarily due to the aforementioned reason above around the increases in revenue and gross profit.

Fiscal Year 2025 Guidance

The Company is reiterating the following guidance for fiscal year 2025:

●	Revenues between $120 million and $125 million

●	Net income positive

For more information regarding Maison Solution’s financial results, including financial tables, please see our Form 10-Q for the third quarter ended January 31, 2025, to be filed with the U.S. Securities and Exchange Commission (the “SEC") on March 17, 2025. The Company’s SEC filings can be found on the SEC’s website at https://www.sec.gov/ or the Company’s investor relations site at https://investors.maisonsolutionsinc.com/.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles, California area, operating under the brand name HK Good Fortune, and three supermarkets in the Phoenix and Tucson, Arizona metro areas, operating under the brand name Lee Lee International Supermarket. To learn more about Maison Solutions, please visit the Company's website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of EBITDA, a non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliations are set forth in the table below.

Maison Solutions Inc. uses a variety of operational and financial metrics, including non-GAAP financial measures such as EBITDA to enable it to analyze its performance and financial condition. EBITDA excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying business. Because EBITDA is a non-GAAP financial measure, other companies may calculate EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA should only be used as a supplemental measure of our operating and financial performance.

	Nine Months ended January 31,		Three Months ended January 31,
	2025	2024	2025	2024
Net income	$1,296,896	$(470,802)	$995,165	$(535,556)
Interest expense	694,826	95,956	269,059	19,425
Interest income	(10,875)	(898)	-	-
Income tax expense	1,207,740	424,722	8,416	158,656
Depreciation and amortization expense	779,593	274,476	252,050	147,025

EBITDA	$3,968,180	$323,454	$1,524,690	$(210,450)

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC's website at www.sec.gov. Maison Solutions undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

Investor Relations Contact:

Gateway Group, Inc.

+1-949-574-3860

MSS@gateway-grp.com

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